UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 11)*

CVR Partners, LP

(Name of Issuer)

Common Units representing Limited Partner Interests

(Title of Class of Securities)

126633106

(CUSIP Number)

Marisa Beeney

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 2, 2018

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106

1	Names of reporting persons GSO Cactus Credit Opportunities Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 100,688
	8	Shared voting power 0
	9	Sole dispositive power 100,688
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 100,688
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.1%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Steamboat Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 38,800
	8	Shared voting power 0
	9	Sole dispositive power 38,800
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 38,800
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) Less than 0.1%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Steamboat Credit Opportunities Intermediate Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 38,800
	8	Shared voting power 0
	9	Sole dispositive power 38,800
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 38,800
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) Less than 0.1%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Coastline Credit Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 38,829
	8	Shared voting power 0
	9	Sole dispositive power 38,829
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 38,829
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) Less than 0.1%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO ADGM II Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,975,156
	8	Shared voting power 0
	9	Sole dispositive power 2,975,156
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,975,156
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Aiguille des Grands Montets Fund II LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,975,156
	8	Shared voting power 0
	9	Sole dispositive power 2,975,156
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,975,156
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 372,069
	8	Shared voting power 0
	9	Sole dispositive power 372,069
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 372,069
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,629,960
	8	Shared voting power 0
	9	Sole dispositive power 3,629,960
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,629,960
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 333,601
	8	Shared voting power 0
	9	Sole dispositive power 333,601
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 333,601
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO SSOMF Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 281,483
	8	Shared voting power 0
	9	Sole dispositive power 281,483
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 281,483
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Overseas Master Fund Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 281,483
	8	Shared voting power 0
	9	Sole dispositive power 281,483
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 281,483
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 372,069
	8	Shared voting power 0
	9	Sole dispositive power 372,069
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 372,069
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.3%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,629,960
	8	Shared voting power 0
	9	Sole dispositive power 3,629,960
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,629,960
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,002,029
	8	Shared voting power 0
	9	Sole dispositive power 4,002,029
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,002,029
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.5%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,002,029
	8	Shared voting power 0
	9	Sole dispositive power 4,002,029
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,002,029
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.5%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,768,557
	8	Shared voting power 0
	9	Sole dispositive power 3,768,557
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,768,557
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,768,557
	8	Shared voting power 0
	9	Sole dispositive power 3,768,557
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,768,557
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.3%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,768,557
	8	Shared voting power 0
	9	Sole dispositive power 3,768,557
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,768,557
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 7,770,586
	8	Shared voting power 0
	9	Sole dispositive power 7,770,586
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 7,770,586
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 7,770,586
	8	Shared voting power 0
	9	Sole dispositive power 7,770,586
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 7,770,586
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 7,770,586
	8	Shared voting power 0
	9	Sole dispositive power 7,770,586
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 7,770,586
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 7,770,586
	9	Sole dispositive power 0
	10	Shared dispositive power 7,770,586
11	Aggregate amount beneficially owned by each reporting person 7,770,586
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 7,770,586
	9	Sole dispositive power 0
	10	Shared dispositive power 7,770,586
11	Aggregate amount beneficially owned by each reporting person 7,770,586
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 7,770,586
	8	Shared voting power 0
	9	Sole dispositive power 7,770,586
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 7,770,586
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) IN

This Amendment No. 11 (“Amendment No. 11”) to Schedule 13D relates to the common units (the “Common Units”) representing limited partner interests in CVR Partners, LP, a Delaware limited partnership (the “Issuer”), and amends the initial statement on Schedule 13D filed on April 11, 2016, as amended by Amendment No. 1 to the Schedule 13D filed on July 8, 2016, as amended by Amendment No. 2 to the Schedule 13D filed on January 24, 2017, as amended by Amendment No. 3 to the Schedule 13D filed on February 3, 2017, as amended by Amendment No. 4 to the Schedule 13D filed on February 13, 2017, as amended by Amendment No. 5 to the Schedule 13D filed on February 24, 2017, as amended by Amendment No. 6 to the Schedule 13D filed on March 3, 2017, as amended by Amendment No. 7 to the Schedule 13D filed on June 21, 2017, as amended by Amendment No. 8 to the Schedule 13D filed on December 4, 2017, as amended by Amendment No. 9 to the Schedule 13D filed on December 11, 2017, as amended by Amendment No. 10 to the Schedule 13D filed on December 20, 2017 (as amended, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 11 shall have the same meanings ascribed to them in the Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended by amending and restating the first three paragraphs thereof as follows:

(a) – (b) The following disclosure is based upon 113,282,973 Common Units outstanding as of October 30, 2017, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 2, 2017.

Based on this number of outstanding Common Units, the aggregate number and percentage of the Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

As of January 3, 2018, GSO Cactus Credit Opportunities Fund LP directly holds 100,688 Common Units, Steamboat Nitro Blocker LLC directly holds 38,800 Common Units, GSO Coastline Credit Partners LP directly holds 38,829 Common Units, GSO ADGM II Nitro Blocker LLC directly holds 2,975,156 Common Units, GSO Palmetto Opportunistic Investment Partners LP directly holds 372,069 Common Units, GSO Credit-A Partners LP directly holds 3,629,960 Common Units, GSO Special Situations Fund LP directly holds 333,601 Common Units and GSO SSOMF Nitro Blocker LLC directly holds 281,483 Common Units.

Item 5(c) of the Schedule 13D is hereby amended and restated as follows:

(c) Except as set forth on Schedule 1 attached hereto, as of January 3, 2018, none of the Reporting Persons effected any transaction in Common Units since December 20, 2017.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 4, 2018

GSO Cactus Credit Opportunities Fund LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

Steamboat Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

Steamboat Credit Opportunities Intermediate Fund LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Coastline Credit Partners LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADGM II Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

[Schedule 13D/A – CVR Partners, LP]

GSO Aiguille des Grands Montets Fund II LP

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Investment Partners LP

By:	GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit A-Partners LP

By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Fund LP

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13D/A – CVR Partners, LP]

GSO SSOMF Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

GSO Special Situations Overseas Master Fund Ltd.

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Partners LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Advisor Holdings L.L.C.

By:	Blackstone Holdings I L.P., its sole member

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13D/A – CVR Partners, LP]

Blackstone Holdings II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
By: Stephen A. Schwarzman

[Schedule 13D/A – CVR Partners, LP]

SCHEDULE 1

Trading History

The below reflects the transactions effected by the Reporting Persons since December 20, 2017.

Date	Nature of Transaction	Common Units	Price per Common Unit	Entity
12/20/2017	Open Market Sale	6,528	$3.5035	GSO Special Situations Fund LP.
12/20/2017	Open Market Sale	5,509	$3.5035	GSO SSOMF Nitro Blocker LLC
12/20/2017	Open Market Sale	760	$3.5035	GSO Coastline Credit Partners LP
12/20/2017	Open Market Sale	1,970	$3.5035	GSO Cactus Credit Opportunities Fund LP
12/20/2017	Open Market Sale	760	$3.5035	Steamboat Nitro Blocker LLC
12/20/2017	Open Market Sale	7,281	$3.5035	GSO Palmetto Opportunistic Investment Partners LP
12/21/2017	Open Market Sale	28,624	$3.5027	GSO Special Situations Fund LP.
12/21/2017	Open Market Sale	24,152	$3.5027	GSO SSOMF Nitro Blocker LLC
12/21/2017	Open Market Sale	3,332	$3.5027	GSO Coastline Credit Partners LP
12/21/2017	Open Market Sale	8,639	$3.5027	GSO Cactus Credit Opportunities Fund LP
12/21/2017	Open Market Sale	3,329	$3.5027	Steamboat Nitro Blocker LLC
12/21/2017	Open Market Sale	31,924	$3.5027	GSO Palmetto Opportunistic Investment Partners LP
12/27/2017	Open Market Sale	21,833	$3.4015	GSO Special Situations Fund LP.
12/27/2017	Open Market Sale	18,422	$3.4015	GSO SSOMF Nitro Blocker LLC
12/27/2017	Open Market Sale	2,541	$3.4015	GSO Coastline Credit Partners LP
12/27/2017	Open Market Sale	6,590	$3.4015	GSO Cactus Credit Opportunities Fund LP
12/27/2017	Open Market Sale	2,539	$3.4015	Steamboat Nitro Blocker LLC
12/27/2017	Open Market Sale	24,351	$3.4015	GSO Palmetto Opportunistic Investment Partners LP
12/28/2017	Open Market Sale	57,679	$3.4033	GSO Special Situations Fund LP.
12/28/2017	Open Market Sale	48,668	$3.4033	GSO SSOMF Nitro Blocker LLC
12/28/2017	Open Market Sale	6,714	$3.4033	GSO Coastline Credit Partners LP
12/28/2017	Open Market Sale	17,409	$3.4033	GSO Cactus Credit Opportunities Fund LP
12/28/2017	Open Market Sale	6,709	$3.4033	Steamboat Nitro Blocker LLC
12/28/2017	Open Market Sale	64,330	$3.4033	GSO Palmetto Opportunistic Investment Partners LP
12/29/2017	Open Market Sale	48,231	$3.4032	GSO Special Situations Fund LP.
12/29/2017	Open Market Sale	40,695	$3.4032	GSO SSOMF Nitro Blocker LLC
12/29/2017	Open Market Sale	5,614	$3.4032	GSO Coastline Credit Partners LP
12/29/2017	Open Market Sale	14,557	$3.4032	GSO Cactus Credit Opportunities Fund LP
12/29/2017	Open Market Sale	5,610	$3.4032	Steamboat Nitro Blocker LLC
12/29/2017	Open Market Sale	53,793	$3.4032	GSO Palmetto Opportunistic Investment Partners LP
1/2/2018	Open Market Sale	143,119	$3.4000	GSO Special Situations Fund LP.
1/2/2018	Open Market Sale	120,759	$3.4000	GSO SSOMF Nitro Blocker LLC

1/2/2018	Open Market Sale	16,658	$3.4000	GSO Coastline Credit Partners LP
1/2/2018	Open Market Sale	43,196	$3.4000	GSO Cactus Credit Opportunities Fund LP
1/2/2018	Open Market Sale	16,646	$3.4000	Steamboat Nitro Blocker LLC
1/2/2018	Open Market Sale	159,622	$3.4000	GSO Palmetto Opportunistic Investment Partners LP
1/2/2018	Open Market Sale	158,477	$3.4314	GSO Special Situations Fund LP.
1/2/2018	Open Market Sale	133,719	$3.4314	GSO SSOMF Nitro Blocker LLC
1/2/2018	Open Market Sale	18,446	$3.4314	GSO Coastline Credit Partners LP
1/2/2018	Open Market Sale	47,832	$3.4314	GSO Cactus Credit Opportunities Fund LP
1/2/2018	Open Market Sale	18,432	$3.4314	Steamboat Nitro Blocker LLC
1/2/2018	Open Market Sale	176,751	$3.4314	GSO Palmetto Opportunistic Investment Partners LP
1/3/2018	Open Market Sale	65,715	$3.7287	GSO Special Situations Fund LP.
1/3/2018	Open Market Sale	55,450	$3.7287	GSO SSOMF Nitro Blocker LLC
1/3/2018	Open Market Sale	7,649	$3.7287	GSO Coastline Credit Partners LP
1/3/2018	Open Market Sale	19,834	$3.7287	GSO Cactus Credit Opportunities Fund LP
1/3/2018	Open Market Sale	7,643	$3.7287	Steamboat Nitro Blocker LLC
1/3/2018	Open Market Sale	73,293	$3.7287	GSO Palmetto Opportunistic Investment Partners LP